Banco Santander Puerto Rico

ACUERDO DE TÉRMINOS Y CONDICIONES DE EMPLEO PARA EL PUESTO DE DIRECTOR AJUNTO DE EMPRESAS

El presente acuerdo de empleo para el puesto de Directora Adjunto de Empresas es efectivo hoy 10 de marzo de 2003. Las partes que suscriben el presente Acuerdo o Contrato son Banco Santander Puerto Rico, (en adelante el "Banco" o "Santander") y la Sra. Lilian Díaz Bento (en adelante la "Directora").

1. Términos y condiciones

La Directora dedicará todo su esfuerzo y el tiempo necesario para conseguir los objetivos establecidos por el Banco y desempeñará los deberes indicados en la Descripción de Puesto (**Anejo A**). Estos deberes pueden variar siempre y cuando el supervisor o a quien reporte la Directora así lo disponga y conforme a las necesidades operacionales y de negocio del Banco. Los objetivos y metas del puesto que ocupará se entregarán durante la primera semana de empleo por el Supervisor Inmediato. La Directora deberá cumplir con estas metas y objetivos o de lo contrario estará sujeto a disciplina progresiva relacionado con la eficiencia y/o desempeño de sus tareas.

La Directora se compromete a cumplir cabalmente con la normativa, procedimientos y políticas del Banco.

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El Banco ha confiado en la veracidad de la información y datos suministrados por La Directora en la solicitud de empleo y otros formularios de ingreso y éste podrá ser despedido en cualquier momento de constatarse que ha omitido y/o suministrado información incompleta y/o falsa en los formularios.

El Banco se reserva el derecho de modificar las funciones, condiciones y términos de empleo aquí expresados, conforme surjan las necesidades de la institución. Dichos cambios serán notificados por escrito La Directora, para que éste pueda cumplir con los nuevos requerimientos.

2. Compensación y Beneficios

Efectivo a la fecha de este contrato el Banco compensará a la Directora con un salario bruto anual de $140,000.00 y se le otorgará un bono de contratación de $25,000.00. El Director devolverá el 100% del bono de contratación en el caso de terminar la relación de empleo de forma voluntaria durante el primer año de servicio. Además por concepto del Bono de Navidad para el año 2003 se le garantiza el 90% de su salario mensual, en años subsiguientes dicho bono será determinado por la Junta de Directores. También participará del Programa de Dirección por Objetivos, establecido para el puesto, siempre y cuando cumpla con todos los objetivos y metas establecidos para el puesto y sea un empleado activo al momento de la otorgación.

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                          Ademas de los salarios y compensacion antes mencionados La Directora sera elegible desde su primer dia de empleo a los siguientes beneficios: Plan medico (cuya aportacion dependera de la cubierta seleccionada), segura de vida, plan de retiro, plan 401 K u otros aplicables a todos los empleados regulares del Banco, sujeto alas politicas de Gada uno.
                           Los pagos mencionados ~f} el inciso de Compensacion, Salarios y Beneficios estaran sujetos alas deducciones legales pertinentes bajo los estatutos federales y locales aplicables.
                 3. Secretos de Negocio
                           Durante el transcurso de su empleo La Directora tendra acceso a documentos confidenciales, informacion de listados de clientes, prospectos clientes, estrategias de mercadeo, y otro tipo de politica y material que constituye para el
   ~ Banco informacion rilacionada y para el negocio, la cual para todos los efectos '::J(!" constituye informaci~n confidencial. La informacion confidencial del Banco es propiedad de la Institucion. La Directora no puede divulgar directa 0 indirectamente .dicha informacion, excepto que la necesidad del negocio asi 10 requiera y para esto .debera ser autorizado par el Supervisor Inmediato.
                 Si renuncia 0 termina la relacion de empleo requerimos de usted una absoluta proteccion de la informacion confidencial y privilegiada del negocio, incluyendo abstenerse a divulgar 0 utilizar la misma para beneficia propio, su nuevo patrono 0 terceras personas. Esta informacion incluye, pero sin limitarse, a secretos de negocio, informacion propiedad del Banco, afiliadas y subsidiarias, asuntos confidenciales, metodolog!a operacional, listas de clientes 0 de clientes potenciales, relaciones de negocio, productos bancarios, estrategias, tacticas, planes de negocio, base de datos, desarrollo de programas de computadoras, informacion financiera, estados de situacioflt balances de cuentas, margenes de ganancias, tenencia de acciones, estudios economicos, estudios de mercado, estrategias de mercadeo y otros de similar naturaleza.
IC1 Si la Directora viola alguna de las disposiciones antes mencionada, de no- divulgacion 0 utilizacion de informacion confidencial, el Banco tendra el derecho a solicitar un "injunction" 0 entredicho (permanente 0 preliminar) para que la Directora cese y desista de la practica y se abstenga de incurrir en la conducta antes mencionada. Los re~dios de los que dispondra el Banco en esta situacion, podran incluir desde violacion de contrato, as! como resarcimiento en darios u otros.
                4. Acuerdo de no-competencia
                La Directora conviene que durante la vigencia del presente Contrato y/o de su empleo con el Banco, y par un terminG de 12 meses subsiguientes a la terminacion del mismo, no se empleara ni rendira servicio de forma alguna, directa 0 indirectamente, para alguna entidad 0 individuo que compita con el Banco en Puerto Rico.

La Directora reconoce que, dada la posición que ocupará en el Banco y la naturaleza de los negocios del Banco, ha aceptado esta cláusula y la contenida en el párrafo anterior, en consideración a que ha sido empleado por el Banco y a los salarios y beneficios aquí estipulados.

5. Terminación

Estará sujeto a las disposiciones locales y federales que regulan la terminación de un empleado en Puerto Rico. El Banco decidirá el proveer una compensación económica por cesantía como ayuda especial para su reincorporación al mercado de empleo.

Conforme a las disposiciones de la Ley Núm. 80 de 30 de mayo de 1976, según enmendada, la Directora que no cumpla con las metas y objetivos, incumplimiento de cuotas, ineficiencia o cualquier otra violación contenida en el Manual de Normas Generales de Conducta y Trabajo del Banco será objeto de la disciplina descrita en el mismo. El Banco podrá rescindir este contrato sin que medie justa causa estableciendo la cantidad de $140,000.00 como indemnización compensatoria liberando así al Banco de cualquier tipo de reclamación o causa de acción. En el caso, de reclamación o causa de acción por parte de la Directora el Banco escogerá los abogados que lo representen en tal litigio y los honorarios y gatos incurridos serán sufragados por la Directora.

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7. Ley aplicable

El presente contrato se regirá por las leyes del Estado Libre Asociado de Puerto Rico.

8. Separabilidad

En la eventualidad de que cualquier parte, condición o disposición de este contrato, sea declarada nula e ineficaz en derecho por cualquier tribunal competente, dicha determinación no afectará la validez de las demás disposiciones de este contrato, las cuales continuarán en pleno vigor. Así mismo, las partes consienten a que un tribunal competente modifique, altere, enmiende o interprete cualquier parte de este contrato viciada de nulidad de tal modo que elimine aquella parte de la disposición particular.

9. Aceptación

Las partes aceptan que el presente contrato contiene todos los acuerdos entre ellos y lo firman libre y voluntariamente.

DADO, en San Juan, Puerto Rico el 7 de marzo de 2003.

Roberto J. García
Gerente de Recursos Humanos

Lilian Díaz Bento
Directora Adjunto de Empresas

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